Exhibit 11.  Statement Re: Computation of Per Share Earnings

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. ESOP shares released or committed to be released are considered outstanding while unallocated ESOP shares are not considered outstanding. Shares held by the Stock Based Incentive Plan that are vested are considered outstanding while unvested shares are not considered outstanding for the computation of basic earnings per share. Unvested shares held by the Stock Based Incentive Plan are considered outstanding for the computation of diluted earnings per share if dilutive. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Options to purchase 60,003 shares of common stock outstanding at June 30, 2002 are included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share because the options average market price exceeded the exercise price of the options. The following table presents the basic and diluted earnings per share computation for the three months ended:


                                                        For the Three Months Ended     For the six Months Ended
                                                                 June 30,                      June 30,
                                                        -------------------------------------------------------
                                                            2002          2001           2002           2001
                                                            ----          ----           ----           ----

Net income applicable to common stock                     $237,613      $212,502       $556,369       $367,200
                                                          ====================================================

Weighted average number of common shares outstanding       526,040       570,084        526,040        570,084
Less: weighted average unallocated ESOP shares             (26,400)      (31,800)       (26,400)       (31,850)
Less: weighted average unvested shares held by Stock
 Based Incentive Plan.                                     (10,426)      (12,345)       (10,426)       (10,695)
                                                          ----------------------------------------------------

Average number of common shares outstanding used
 to calculate basic earings per share                      489,214       525,939        489,214        527,539
                                                          ----------------------------------------------------
Effect of dilutive options.                                 31,173        11,960         15,586          9,075
Effect of dilutive unvested stock awards                     4,763         4,414          4,187          5,043
                                                          ----------------------------------------------------
Average number of common shares outstanding used
 to calculate diluted earnings per share                   525,150       542,313        508,987        541,657
                                                          ====================================================

Earnings Per Share:
Basic                                                     $   0.49      $   0.40       $   1.14       $   0.70
Diluted                                                   $   0.45      $   0.39       $   1.09       $   0.68

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